Exhibit 10.2

HEALTH MANAGEMENT ASSOCIATES, INC.

AMENDED AND RESTATED 1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

AWARD NOTICE

1.	Grant of Award. This Award Notice (“Award Notice”) serves to notify you that as of the February 19, 2013 (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Directors of Health Management Associates, Inc. (“Health Management” or the “Company”) hereby grants to you an award (the “Award”) under Health Management’s Amended and Restated 1996 Executive Incentive Compensation Plan (the “Plan”). The Award consists of the “Deferred Stock Award” (defined in Section 1(a) of this Award Notice) and the “Performance Cash Award” (defined in Section 1(b) of this Award Notice).

a.	Deferred Stock Award. The Deferred Stock Award is a deferred stock award of Health Management’s Class A Common Stock, par value $0.01 per share (“Common Stock”). There are two components of the Deferred Stock Award: (i) a service vesting component, which equals one-half of the Deferred Stock Award (the “Deferred Stock Award Service Vesting Component”); and (ii) a performance vesting component, which equals one-half of the Deferred Stock Award (the “Deferred Stock Award Performance Vesting Component”). The number of shares in each of the Deferred Stock Award Service Vesting Component and the Deferred Stock Award Performance Vesting Component are shown in your 2013 Personal Award Statement.

b.	Performance Cash Award. The Performance Cash Award is a cash award for the amount shown in your 2013 Personal Award Statement.

c.	Terms and Conditions. The Award is made on the terms and conditions set forth in this Award Notice, your 2013 Personal Award Statement and the Plan. Your 2013 Personal Award Statement and the Plan are incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available from Health Management’s Human Resources Department upon request. You should review the terms of this Award Notice, your 2013 Personal Award Statement and the Plan carefully. The capitalized terms used and not defined in this Award Notice are defined in your 2013 Personal Award Statement or the Plan.

2.	Definitions. The following terms have the meanings set forth below:

a.	“Adjusted EBITDA” means Health Management’s consolidated net income before interest expense, income taxes, depreciation and amortization, modified to exclude discontinued operations, net gains/losses on sales of assets, net interest and other income, gains/losses on early extinguishment of debt and write-offs of deferred debt issuance costs during the First Grant Year, as determined by the Committee.

b.	“Clinical Process of Care Measures” are the 13 Clinical Process of Care Measures in the CMS 2014 Hospital VBP.

c.	“Clinical Process of Care Measure National Median” means the median performance of all hospitals that participate in the CMS 2014 Hospital VBP, as determined by CMS, for the applicable Clinical Process of Care Measure.

d.	“CMS” is the Centers for Medicare & Medicaid Services.

e.	“Employer” means Health Management or any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, that is directly or indirectly controlled by Health Management.

f.	“Fifth Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Fourth Grant Year.

g.	“First Grant Year” means the fiscal year of Health Management during which the Date of Grant occurs.

h.	“Fourth Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Third Grant Year.

i.	“Grant Year” means the First Grant Year, Second Grant Year, Third Grant Year, Fourth Grant Year and/or Fifth Grant Year, as the context suggests.

j.	“Health Management VBP Hospitals” means all non-critical access hospitals that, as of the first day of the Second Grant Year, Health Management owns and has owned for at least 12 months.

k.	“Performance Components” means the Performance Cash Award and the Deferred Stock Performance Vesting Component, collectively.

l.	“Quality Requirement” means that, for at least seven of the 13 Clinical Process of Care Measures in the CMS 2014 Hospital VBP, Health Management VBP Hospitals’ composite score for the First Grant Year will equal or exceed the Clinical Process of Care Measure National Median.

m.	“Second Grant Year” means the fiscal year of Health Management immediately following the conclusion of the First Grant Year.

n.	“Targeted Adjusted EBITDA” means Total EBITDA, as reflected in the Profit Plan for the First Grant Year, as approved by Health Management’s Board of Directors.

o.	“Third Grant Year” means the fiscal year of Health Management immediately following the conclusion of the Second Grant Year.

p.	“Value-Based Purchasing Program,” or “VBP” is a CMS initiative that rewards acute-care hospitals with incentive payments for the quality of care they provide to people with Medicare.

3.	Maximum Deductible Award.

a.	Section 162(m) Qualified Performance-Based Award. Notwithstanding any other provision of this Award Notice to the contrary, this Section 3 will apply to the Award because the Company has identified you as being, or having the potential to be, a “covered employee,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of this Section 3 is to determine the maximum number of shares in the Deferred Stock Award Service Vesting Component, the maximum number of shares in the Deferred Stock Performance Vesting Component and the maximum amount of the Performance Cash Award payable under this Award Notice (such aggregate, the “Maximum Deductible Amount”).

b.	Section 162(m) Performance Requirement. The Section 162(m) Performance Requirement and Maximum Deductible Amount have been established within 90 days after the beginning of the First Grant Year in a manner that complies with Section 162(m) of the Code.

c.	Performance Results and Maximum Deductible Amount.

i.	If the Section 162(m) Performance Requirement is achieved, then the Maximum Deductible Amount will be equal to the aggregate value of: (A) the number of shares in the Deferred Stock Award Service Vesting Component; (B) the number of shares in the Deferred Stock Award Performance Vesting Component; and (C) the amount of cash in the Performance Cash Award. The total value of the Deferred Stock Award Service Vesting Component, the Deferred Stock Performance Vesting Component and the Performance Cash Award payable under this Award cannot exceed the Maximum Deductible Amount.

ii.	If the Section 162(m) Performance Requirement is not achieved, then no portion of the Award will be earned or paid.

d.	Certification. The Committee will certify the achievement of the Section 162(m) Performance Requirement and the portions of the Deferred Stock Award and Performance Cash Award earned, based on the satisfaction of the Section 162(m) Performance Requirement in a manner that complies with Section 162(m) of the Code, including the requirement that the satisfaction of the performance goal be certified in writing prior to payment of the compensation.

e.	Negative Discretion. The Committee may reduce (but not increase) the number of shares of Common Stock earned under the Deferred Stock Performance Vesting Component and the amount of cash earned under the Performance Cash Award, based on any factors that the Committee deems appropriate. The Committee intends to exercise negative discretion as to the Performance Components if Health Management does not achieve its Targeted Adjusted EBITDA or its Quality Requirement, as described in Section 5 of this Award Notice.

f.	Intent and Administration. It is intended that the Award meets the requirements for “qualified performance-based compensation” under Section 162(m) of the Code and that the Award be fully deductible by the Company without regard to the limitations of Section 162(m) of the Code.

i.	The Award will be administered consistent with such intention. Section 5 of the Plan provides that the maximum number of shares of Common Stock that may be granted under the Plan to any one participant in any one fiscal year is 6,750,000 shares of Common Stock. This limitation will apply with respect to the sum of the Deferred Stock Award Service Vesting Component, the Deferred Stock Performance Vesting Component and any other deferred stock awards granted in the same fiscal year.

ii.	Section 5 of the Plan also provides that the maximum amount of cash earned in any performance period by any one participant under a cash performance award (other than an annual cash award) under the Plan is $4,000,000. This limitation will apply to the Performance Cash Award and any other cash performance awards (other than an annual cash award) earned over the same performance period.

g.	Performance Award. The Award is intended to constitute a Performance Award under Section 8 of the Plan and will be interpreted and administered by the Committee consistent with this intention.

4.	Deferred Stock Award Service Vesting Component. Subject to the terms set forth in this Award Notice, your 2013 Personal Award Statement and the Plan, the shares of Common Stock in the Deferred Stock Award Service Vesting Component will vest as follows:

a.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the Deferred Stock Award Service Vesting Component will vest on March 1 of the Second Grant Year;

b.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the Deferred Stock Award Service Vesting Component will vest on March 1 of the Third Grant Year;

c.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Deferred Stock Award Service Vesting Component will vest on March 1 of the Fourth Grant Year; and

d.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Deferred Stock Award Service Vesting Component will vest on March 1 of the Fifth Grant Year.

5.	Performance Components.

a.	Financial Performance Requirement. If Health Management’s Adjusted EBITDA, as determined by the Committee, does not equal or exceed its Targeted Adjusted EBITDA, the Committee will exercise its discretion to reduce the portion of the Performance Components that is eligible to vest and be paid to equal the amount that corresponds with the level of Health Management’s Adjusted EBITDA reflected in Schedule 5a of your 2013 Personal Award Statement. The portion of the Performance Components that is eligible for vesting and payment after the Committee’s exercise of negative discretion, if any, pursuant to this Section 5(a) is referred to herein as the “Adjusted EBITDA-Modified Performance Components.”

b.	Quality Requirement. If Health Management does not meet or exceed the Quality Requirement, the Committee will exercise its discretion to reduce the portion of the Adjusted EBITDA-Modified Performance Components that is eligible to vest and be paid by up to 20%. The portion of the Adjusted EBITDA-Modified Performance Components that is eligible for vesting and payment after the Committee’s exercise of negative discretion, if any, pursuant to this Section 5(b) is referred to herein as the “Earned Performance Award.”

c.	Limitation. The Committee will exercise its negative discretion hereunder, if it intends to do so, no later than March 1 of the Second Grant Year.

d.	Vesting. Subject to the terms set forth in this Award Notice, your 2013 Personal Award Statement and the Plan, the shares of Common Stock and the cash in the Earned Performance Award will vest as follows:

i.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Second Grant Year, one-fourth of the Earned Performance Award will vest on March 1 of the Second Grant Year;

ii.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Third Grant Year, an additional one-fourth of the Earned Performance Award will vest on March 1 of the Third Grant Year;

iii.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fourth Grant Year, an additional one-fourth of the Earned Performance Award will vest on March 1 of the Fourth Grant Year; and

iv.	provided that you have remained an Eligible Person at all times from the Date of Grant until March 1 of the Fifth Grant Year, the remaining one-fourth of the Earned Performance Award will vest on March 1 of the Fifth Grant Year.

6.	Effect of Termination, Retirement, Death or Disability. Without limiting the vesting and payment requirements set forth in Sections 4 and 5 and the Committee Certification requirement in Section 3(d) of this Award Notice, if your employment with all Employers terminates prior to March 1 of the Fifth Grant Year, or if you are otherwise not an Eligible Person on March 1 of the Fifth Grant Year, any and all unvested and unpaid portions of the Award will be forfeited and will not vest nor be paid, unless Section 6(a) or 6(b) applies.

a.	Retirement. If your employment with all Employers terminates because of your voluntary termination of employment from all Employers and such termination occurs on or after your 62nd birthday, then:

i.	the Deferred Stock Award Service Vesting Component; and

ii.	the portions, if any, of the Performance Components that were deemed the Earned Performance Award, pursuant to Section 5 of this Award Notice, prior to the date of your retirement,

will continue to vest and be paid in the manner and on the dates described in this Award Notice.

b.	Death or Disability. If your employment with all Employers terminates because of your death or total and permanent disability, then:

i.	the Deferred Stock Award Service Vesting Component; and

ii.

the portions, if any, of the Performance Components that would have been deemed the Earned Performance Award, pursuant to Section 5 of this Award Notice, but for your termination because of your death or total and permanent disability, will continue to vest and be paid in the manner and on the dates described in this Award Notice. The foregoing notwithstanding, any portion of the Award that will not have vested by the third anniversary of the date of your termination because of your death or total and permanent disability will be forfeited.

7.	Effect of Change in Control. Upon the occurrence of a Change In Control of Health Management that also qualifies as a change in the ownership or effective control of Health Management or a change in the ownership of a substantial portion of the assets of Health Management within the meaning of Treasury Regulation Section 1.409A-3(i)(5), your rights will be determined in accordance with Section 9 of the Plan. Upon such Change in Control , the Section 162(m) Performance Requirement will be deemed to have been met and Health Management will be deemed to have achieved 100% of its Targeted Adjusted EBITDA and to have achieved the Quality Requirement.

8.	Nature of Shares of Deferred Stock. The shares of deferred stock represent book-keeping entries only, and constitute Health Management’s unfunded and unsecured promise to distribute shares of the Company’s Common Stock to you on a future date. As a holder of shares of deferred stock, you have no rights other than the rights of a general creditor of Health Management.

9.	Distribution of Shares and Payment of Performance Cash Award. Health Management will, provided that the conditions to vesting specified in this Award Notice are satisfied, distribute the shares of Common Stock representing the vested portion of the Deferred Stock Award, and pay the vested portion of the Performance Cash Award, as promptly as practicable following each vesting date, but in no event later than 30 days thereafter. The shares of Common Stock may be distributed during your lifetime only to you, or after your death to your Beneficiary, or, in the absence of such Beneficiary, to your duly qualified personal representative.

10.	Deferred Stock Award – Tax Withholding. You acknowledge that Health Management is required to withhold taxes upon the occurrence of certain events in connection with the Deferred Stock Award (a “Withholding Obligation”). You agree that, upon any event that triggers a Withholding Obligation (such as vesting of shares underlying the Deferred Stock Award), Health Management may, in its sole discretion, satisfy all or any portion of the Withholding Obligation by any of the following means or by a combination of such means: (A) withholding shares of Common Stock from the shares of Common Stock distributable to you; (B) withholding from any compensation otherwise payable to you by Health Management; or (C) requiring you to tender a cash payment.

11.	Rights as a Stockholder. Prior to the distribution of the shares of Common Stock pursuant to Section 9 of this Award Notice, you will not have any of the rights of a stockholder with respect to the shares of the Company’s Common Stock underlying the Deferred Stock Award, including, but not limited to, the right to receive cash dividends, if any, as may be declared on such shares of Common Stock from time to time or the right to vote (in person or by proxy) such shares of Common Stock at any meeting of stockholders of Health Management. No Dividend Equivalents will be paid with respect to the Deferred Stock Award.

12.	Restrictions on Distribution of Shares. Notwithstanding any other provision of this Award Notice, if at any time Health Management determines that the listing, registration or qualification of the shares of Common Stock underlying the Deferred Stock Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the distribution of any vested shares of Common Stock under this Award Notice, such distribution may not be made in whole or in part unless and until such listing, registration, qualification or approval will have been effected or obtained free of any conditions not acceptable to Health Management.

13.	Effect of Breach of Restrictive Covenants. Notwithstanding any other provision of this Award Notice, the unvested or unpaid portion of the Award will be forfeited on the day on which you breach any provision of Section 14 of this Award Notice.

14.	Restrictive Covenants. In consideration of the grant of the Award, you covenant and agree to observe each of the following promises:

a.	Non-Competition.

i.	You will not, during your employment, nor for 12 months after the termination of your employment, directly or indirectly, provide Competing Services or hold any position, including but not limited to, director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise, with any business that provides Competing Services. “Competing Services” means owning, leasing, acquiring or operating hospitals, health care facilities or related businesses, or otherwise competing against an Employer, in any market in which an Employer currently serves or has been identified as a market that an Employer seeks to serve.

ii.	Notwithstanding the foregoing language to the contrary, Section 14(a)(i) of this Award Notice will not apply if an Employer terminates your employment for reasons other than cause.

iii.	Health Management may, at its sole discretion, waive its rights under Section 14(a)(i) of this Award Notice. Such waiver will be effective only if it is in writing and signed by a duly authorized corporate officer of an Employer.

b.

Non-solicitation. You will not, during your employment nor for 12 months after the termination of your employment, directly or indirectly (whether as a director, stockholder, owner, partner, consultant, principal, employee, agent or otherwise), solicit, induce, entice, hire, employ or attempt to employ any individual who was employed by an Employer on the date of the termination of your employment or who was employed by an Employer at any time during the 12-month period ending on the date of termination of your employment.

c.	Employer Interests. You will not, during your employment, nor for 12 months after the termination of your employment, directly or indirectly, take any action that is intended to, or that reasonably may be expected to, adversely affect an Employer, an Employer’s business or reputation or its relationships with any of its current or prospective patients, current or prospective payors, regulators, physicians, current or prospective employees, the news media, current or prospective investors, boards of directors or advisory boards of directors, industry analysts, competitors, current or prospective strategic partners, current or prospective vendors, current or prospective business partners, communities or any individual or entity with which an Employer has a current or prospective business relationship. The foregoing language notwithstanding, nothing in this Award Notice prohibits you from cooperating with any state or federal government investigation, inquiry or litigation.

d.	Non-Disclosure. You will hold all of the Employers’ Confidential Information (defined in Section 14(e)) in strictest confidence. Without limiting the generality of the foregoing, you will not, directly or indirectly, take, publish, use or disclose any of an Employer’s Confidential Information during or after your employment, unless such taking, publication, use or disclosure is:

i.	necessary to your performance of your duties for an Employer; or

ii.	required by law.

If you become aware that you may be legally compelled to disclose an Employer’s Confidential Information, you will immediately give written notice to the General Counsel of Health Management. If an Employer seeks a protective order or other appropriate relief to limit or prevent your disclosure of its Confidential Information, you will cooperate with such Employer in its pursuit of such relief.

e.	The term “Confidential Information” means verbal or written confidential, privileged, protected, proprietary, or non-public information that is related in any way to an Employer’s operations, including but not limited to, reports, opinions, documents, statements, allegations, conversations, presentations, analyses, formulas, patterns, devices, inventions, methods, techniques, processes, acquisition and development data, trade secrets, notes, compilations, studies, surveys, survey responses, research, development, marketing, pricing, customers, clients and prospective customers and clients, suppliers and potential suppliers, business methods, strategies, financial condition, personnel, plans, policies, contract forms, interpretations and any other information, regardless of the form in which it is transmitted or maintained, or who prepared, transmitted or maintained it.

f.	Damages. You acknowledge that damages to an Employer resulting from any breach of this Section 14 will be substantial but difficult to ascertain. You therefore agree to indemnify and hold harmless each Employer and its directors, stockholders, and affiliated companies from and against any and all claims, suits, obligations, liabilities and expenses (including without limitation attorneys’ fees and expenses) arising out of or relating to any breach or nonperformance of the covenants and obligations set forth in this Section 14. You further agree that this provision for damages will not limit or impair in any way an Employer’s right to obtain other remedies, or injunctive or other equitable relief, as specified herein.

g.	Enforcement. You acknowledge that without limiting the provisions of Section 14(f) of this Award Notice, if you violate this Section 14, an Employer may suffer irreparable harm and have no adequate remedy at law. You therefore consent to enforcement of your obligations under this Award Notice by means of a temporary injunction or other appropriate equitable relief in any competent court, without the necessity of proving the inadequacy of money damages, which will be in addition to any other remedies an Employer may have under this Award Notice or otherwise. You hereby submit to the jurisdiction of the Courts of the State of Florida for the purpose of such enforcement. You hereby waive, and agree not to assert, as a defense in any such action or proceeding, any claim that you were not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise. You agree that service of process may be made upon you by certified mail at your address last known to an Employer, and you waive your right to a jury trial.

h.	Survival. The provisions of this Section 14 and your obligations hereunder will survive any forfeiture of the Award or any other termination of this Award.

15.	Miscellaneous.

a.	Binding Agreement. This Award Notice is binding on and enforceable by and against the parties, their successors, legal representatives and assigns.

b.	Entire Agreement. This Award Notice, your 2013 Personal Award Statement and the Plan constitute the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter.

c.	Amendment of Award Notice. This Award Notice may not be amended, modified, or supplemented in a manner that materially and adversely affects your rights except by a written instrument executed by the parties hereto.

d.	Transferability.

i.	The Award will not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party (other than an Employer), or assigned or transferred other than by will or the laws of descent and distribution or to a Beneficiary upon your death. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award or any right or privilege conferred thereby contrary to the provisions of this Award Notice, or upon the sale or levy or attachment or similar process upon the rights and privileges conferred thereby, the Award will immediately become null and void.

ii.	The shares of Common Stock underlying the Deferred Stock Award may not be sold, assigned, transferred, pledged, hypothecated, margined or otherwise encumbered in any way prior to the vesting and distribution of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting and distribution, the sale or other transfer of the shares of Common Stock will be subject to applicable laws and regulations under the Securities Act of 1933, as amended.

e.	Hedging Transactions Prohibited. You are prohibited from engaging in any hedging or monetization transactions involving the Deferred Stock Award, as more fully explained in the “Hedging Transactions” section of Health Management’s Addendum to Policy on Non-Public Information and Trading in Health Management Securities – Pre-clearance and Blackout Procedures, as such Addendum or policy may be hereafter amended.

f.	No Right to Continued Employment. You acknowledge that this Award Notice does not constitute a contract of employment and that you or an Employer may terminate your employment at any time, for any or no reason, with or without notice unless a specific term of employment has been agreed to in a separate writing signed by a duly authorized corporate officer of an Employer. Your right, if any, to remain employed by an Employer will not be enlarged or otherwise affected by this Award Notice.

g.	Plan Controls. The Award is subject to all of the provisions of the Plan, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by Health Management’s Board of Directors or the Committee pursuant to the Plan. In the event of any conflict among the provisions of this Award Notice, your 2013 Personal Award Statement or the Plan, the provisions of the Plan will be controlling and determinative.

h.	Severability. If any provision of this Award Notice will be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision will: (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect; and (ii) not affect any other provision of this Award Notice or part thereof, each of which will remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Award Notice will be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under this Award Notice, and if the making of any payment in full or the provision of any other benefit required under this Award Notice in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under this Award Notice.

i.	Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Award Notice will not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Award Notice.

j.	Rights of Employer. This Award Notice does not affect the right of any Employer to take any corporate action whatsoever, including without limitation, its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of common stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

k.	Rules of Construction. The headings given to the Sections of this Award Notice are solely for convenient facilitation of reference and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. The reference to any statute, regulation or other provision of law will be construed to refer to any amendment to or successor of such provision of law.

l.	Governing Law. This Award Notice will be governed by and construed in accordance with the laws of the state of Delaware (without giving effect to such State’s conflicts of law provisions), except that Section 14 and Section 15(f) of this Award Notice will be governed by and construed in accordance with the laws of the state of Florida (without giving effect to such state’s conflicts of law provisions) and except as may be superseded by applicable federal law.

m.	Section 409A. The Award is intended to comply with the requirements of Section 409A of the Code and the treasury regulations promulgated and other official guidance issued thereunder, and will be administered and interpreted consistent with such intention.

n.	Not Eligible for Deferral. Except as required by law and notwithstanding the provisions of any existing arrangement of the Company or its subsidiaries to the contrary, no cash payment under this Award is eligible for deferral under any non-qualified deferred compensation plan sponsored by the Company or its subsidiaries.

o.	Recoupment Policy. Without limiting any other provision hereof, the Award is subject to the Recoupment Policy for Incentive Compensation set forth in Article VI, Section H of Health Management’s Corporate Governance Guidelines, as such policy or guidelines may be hereafter amended.

16.	Acceptance and Agreement. By accepting this Award in the manner prescribed, you acknowledge receipt of, and understand and agree to be bound by, this Award Notice, your 2013 Personal Award Statement and the Plan. You are further acknowledging that: (a) this Award Notice, your 2013 Personal Award Statement and the Plan set forth the entire understanding between you and Health Management regarding the Award; and (b) this Award Notice, your 2013 Personal Award Statement and the Plan supersede all prior oral and written agreements concerning the Award. Failure to accept this Award in the manner prescribed within 30 days may result in a forfeiture of the Award.

2013 PERSONAL AWARD STATEMENT AMENDED AND RESTATED 1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

Name:		Date of Grant: February 19, 2013
Deferred Stock Award Service Vesting Component	Deferred Stock Award Performance Vesting Component	Performance Cash Award Component
The Deferred Stock Award Service Vesting Component contains this number of shares:	The Deferred Stock Award Performance Vesting Component contains this number of shares:	The Performance Cash Award contains this amount of cash:

Schedule 5a
If Health Management’s Adjusted EBITDA is this percentage of the Targeted Adjusted EBITDA:	then this percentage of the Performance Components will be eligible for vesting pursuant to Section 5(a) of the Award Notice:
Less than 90%	0%
90%	50%
91%	54%
92%	58%
93%	63%
94%	69%
95%	69%
96%	81%
97%	87%
98%	92%
99%	96%
100% or greater	100%

ACCEPTANCE OF AWARD:

By signing this Personal Award Statement, you are acknowledging that you have received the Award Notice and that you understand and agree to be bound by, the Award Notice, this Personal Award Statement and the Plan. You are further acknowledging that: (a) the Award Notice, this Personal Award Statement and the Plan set forth the entire understanding between you and Health Management regarding the Award; and (b) the Award Notice, this Personal Award Statement and the Plan supersede all prior oral and written agreements concerning the Award. Failure to accept this Award by signing this Personal Award Statement and returning it to the Corporate Secretary within 30 days may result in a forfeiture of the Award.

Name (Printed)	Signature

Date